Exhibit 3.1

Delaware	Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “FLEXENERGY GREEN SOLUTIONS, INC.”, FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF MAY, A.D. 2021, AT 3:55 O’CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

4596880 8100	Authentication: 203204629
SR# 20211769969	Date: 05-14-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware

Secretary of State

Division of Corporations

Delivered 03:55 PM 05/13/2021

FILED 03:55 PM 05/13/2021

SR 20211769969 - File Number 4596880

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FLEXENERGY GREEN SOLUTIONS, INC.

(Pursuant to Sections 241 and 245 of the

General Corporation Law of the State of Delaware)

FlexEnergy Green Solutions, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.            That the name of this corporation is FlexEnergy Green Solutions, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on December 31, 2020.

2.            This corporation has not received any payment for any of its stock.

3.            That the Board of Directors (the “Board”) duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

ARTICLE I.

The name of this corporation is FlexEnergy Green Solutions, Inc. (the “Company”).

ARTICLE II.

The address of the Company’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808, and the name of the registered agent at such address is Corporation Service Company.

ARTICLE III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

ARTICLE IV.

Section A.      The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is one hundred five million (105,000,000) shares. One hundred million (100,000,000) shares shall be Common Stock, each having a par value of one-hundredth of one cent ($0.0001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($0.0001).

Section B.       The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any number of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

Section C.        Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Common Stock.

ARTICLE V.

Section A.

1.       Director Nominations. For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that the business and the affairs of the Company shall be managed by or under the direction of the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors constituting the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors .

2.       Term of Office. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, all of the directors of the Company shall be of one class and shall be elected annually. Each director shall hold office until the next annual meeting of stockholders and, the foregoing notwithstanding, shall serve until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3.       Removal of Directors. Subject to any limitations imposed by applicable law and except for the removal of directors, if any, elected by the holders of one or more series of Preferred Stock, voting separately as class, any individual director or directors may be removed by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

4.       Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

Section B.

1.       Bylaw Amendments.

a.       The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company (as so adopted, amended and restated, the “Bylaws”). Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors.

b.       During the period that FlexEnergy Power Solutions, LLC, a Delaware limited liability company (“FPS”), continues to hold stock representing at least 50% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (the “Covered FPS Ownership Period”), the stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company with, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, (i) the affirmative vote of the holders of more than 50% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, and (ii) after the Covered FPS Ownership Period, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

2.       Ballots. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

3.       Action Without a Meeting. During the Covered FPS Ownership Period, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or by electronic transmission setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. At the end of the Covered FPS Ownership Period, the stockholders’ ability to act by written consent or by electronic transmission pursuant to the immediately preceding sentence shall forever terminate, and, thereafter, (i) no action shall be taken by the stockholders of the Company except at an annual or special meeting of such stockholders and (ii) the stockholders may not take action by written consent or by electronic transmission.

4.       Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

5.       Special Meetings. Special meetings of the stockholders of the Company may be called only by (i) the Chairperson of the Board of Directors or (ii) the Board of Directors pursuant to a resolution adopted by a majority of the directors then holding office (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), and the ability of the stockholders to call a special meeting is hereby specifically denied; provided, however, at any time prior to the conclusion of the Covered FPS Ownership Period, special meetings of the stockholders of the Company shall be called by the Company at the request of the holders of not less than a majority in voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors.

ARTICLE VI.

Section A.       The liability of the directors for monetary damages shall be eliminated to the fullest extent permitted by applicable law.

Section B.        To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

Section C.        Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE VII.

Section A.        Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware or if and only if the Court of Chancery lack subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware (together with the Court of Chancery, the “Delaware Courts” and individually, a “Delaware Court”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the DGCL, the Company’s Certificate of Incorporation or the Bylaws of the Company; or (iv) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Delaware Court determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court (and the indispensable party does not consent to the personal jurisdiction of the Delaware Court within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court, or (C) for which the Delaware Court does not have subject matter jurisdiction. Notwithstanding any of the foregoing to the contrary, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Section B.        If any action the subject matter of which is within the scope of Section A of this Article VII (other than any complaint asserting a cause of action arising under the Securities Act of 1933, as amended) is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A of this Article VII (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section C.        If any provision or provisions of this Article VII is held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VII (including, without limitation, each portion of any sentence of this Article VII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article VII.

ARTICLE VIII.

Section A.        In recognition and anticipation that FPS and its Affiliates, and their respective partners, principals, directors, officers, members, managers, equityholders and/or employees, including without limitation any of the foregoing who serve as officer of the Company or members of the Board of Directors (collectively, the “Identified Persons” and each, an “Identified Person”) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company or any of its Affiliates, directly or indirectly, may engage or propose to engage, the provisions of this Article VIII are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve any of the Identified Persons and the powers, rights, duties and liabilities of the Company and its directors, officers and stockholders in connection therewith. In furtherance of the foregoing, no Identified Person shall, to the fullest extent permitted by law, (A) have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities; and (B) the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates. Subject to Section B of this Article VIII, if any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty as a stockholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Company.

Section B.        Notwithstanding the foregoing provisions of this Article VIII, the Company does not renounce its interest in any corporate opportunity offered to any Identified Person (including any Identified Person who serves as an officer of the Company) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company, and the provisions of Section A of this Article VIII shall not apply to any such corporate opportunity.

Section C.        In addition to and notwithstanding the foregoing provisions of this Article VIII, a potential corporate opportunity shall not be deemed to be a corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company or (iii) is one in which the Company has no interest or reasonable expectancy.

Section D.        For purposes of this Article VIII, “Affiliate” means (i) in respect of FPS, any person or entity that, directly or indirectly, controls, is under common control with, or is controlled by FPS (other than the Company and any entity that is controlled by the Company), and shall be deemed to include, without limitation, Intervale Capital LLC and RNS Capital LLC, and (ii) in respect of the Company, any person or entity that, directly or indirectly, is controlled by the Company. For purposes of this Article VIII, “control” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting stock, by contract, or otherwise. A person or entity who is the owner of 20% or more of the outstanding voting securities of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person or entity holds voting stock, in good faith and not for the purpose of circumventing this Section D, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

Section E.        To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article VIII. Neither the alteration, amendment, addition to or repeal of this Article VIII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation (or any certificate of designation filed with respect to a series of Preferred Stock) inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article VIII shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Company under this Amended and Restated Certificate of Incorporation, any bylaws or applicable law.

ARTICLE IX.

Section A.        Indemnification of Directors and Officers. The Company shall indemnify its directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the Company may modify the extent of the indemnification by individual contracts with its directors and officers; and, provided, further, that the Company shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Company, (iii) indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the DGCL or any other applicable law or (iv) indemnification is required to be made under Section D of this Article IX.

Section B.        Indemnification of Employees and other Agents. The Company shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law.

The Board of Directors shall have the power to delegate to any person the Board of Directors decides the determination of whether indemnification shall be given.

Section C.        Expense. The Company shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer, of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article IX or otherwise.

Section D.        Enforcement. The rights conferred on any person by this Article IX shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Amended and Restated Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The Company is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL or any other applicable law.

Section E.        Non-Exclusivity of Rights. The rights conferred on any person by this Article IX shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Amended and Restated Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The Company is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL or any other applicable law.

Section F.        Survival of Rights. The rights conferred on any person by this Article IX shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section G.        Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the Company, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Article IX.

Section H.        Amendments. Any repeal or modification of this Article IX shall only be prospective and shall not affect the rights under this Article IX in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Company,

Section I.        Savings Clause. If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Article IX that shall not have been invalidated, or by any other applicable law. If this Article IX is invalid due to the application of the indemnification provisions of another jurisdiction, then the Company shall indemnify each director and executive officer to the full extent under any other applicable law.

Section J.        Certain Definitions. For the purposes of this Article IX, the following definitions shall apply:

1.       The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

2.       The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

3.       The term the “Company” shall include, in addition to the resulting entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent entity, or is or was serving at the request of such constituent entity as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as he or she would have with respect to such constituent entity if its separate existence had continued.

4.       References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the Company shall include, without limitation, situations where such person is serving at the request of the Company as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

5.       References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article IX.

ARTICLE X.

During the Covered FPS Ownership Period, the Company hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XI.

The name and mailing address of the incorporator are Wes Kimmel, 112 Corporate Drive, Suite 3, Portsmouth, NH 03801.

ARTICLE XII.

Section A.        The Company reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Section B of this Article XII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

Section B.        Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, (1) during the Covered FPS Ownership Period, the affirmative vote of the holders of more than 50% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, at any time, shall be required to alter, amend or repeal Articles V, VI, VII, VIII, IX, X or XII in any respect, or to adopt any provision or bylaw inconsistent therewith, and (2) after the Covered FPS Ownership Period, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, at any time, shall be required to alter, amend or repeal Articles V, VI, VII, VIII, IX, X or XII in any respect, or to adopt any provision or bylaw inconsistent therewith.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be signed on this 13 day of May, 2021.

/s/ Wes Kimmel
Name: Wes Kimmel
Title: Incorporator